Exhibit 99

Joint-Filer Information

Name:	HLM Venture Partners II, L.P.

Address:	Attn: Edward L. Cahill 222 Berkeley Street, Boston, MA 02116
Designated Filer:	HLM Venture Partners II, L.P.
Issuer & Ticker Symbol:	Tandem Diabetes Care, Inc. (TNDM)

Date of Event Requiring Statement:	November 25, 2013

Each of the following is a Joint Filer with HLM Venture Partners II, L.P. and may be deemed to share indirect beneficial ownership in the securities set forth on the attached Schedule 13D:

HLM Venture Associates II, L.L.C. is the general partner of HLM Venture Partners II, L.P. (“Partners”) and exercises voting and dispositive authority over the shares held by Partners. Voting and dispositive decisions of Management are made by a board of three managing directors, including Edward L. Cahill, Peter J. Grua and Russell T. Ray.

All Reporting Persons, and each of the three managing directors of Management, disclaim beneficial ownership of shares of the Issuer held by Partners, except to the extent of their respective pecuniary interest therein. The filing of this statement shall not be deemed an admission that, for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or otherwise, any of the Reporting Persons are the beneficial owners of all of the equity securities covered by this statement.

Attorney-In-Fact for Reporting Persons

/s/ Edward L. Cahill
Edward L. Cahill